EXHIBIT 99.5
APPLIED MINERALS, INC.
STOCK OPTION AGREEMENT

To: Nat Krishnamurti

This agreement sets forth the terms of an Option to purchase shares of Applied Minerals, Inc.’s Common Stock, $0.001 par value, granted to Nat Krishnamurti pursuant to the terms of a resolution of the Board of Directors dated May 17, 2012.

1. Grant of Option. Applied Minerals, Inc., a Delaware corporation (the "Company"), hereby grants to Nat Krishnamurti ("Optionee"), an Option (the "Option") to purchase 300,000 Shares of Common Stock, $.001 par value, of the Company (the "Shares") at the exercise price per Share of $1.55 per share (“Exercise Price”).

2. Vesting of Option. (a) This Option shall vest as follows: (i) 8,345 Shares will vest on May 29, 2012 and (ii) 8,333 Shares will vest on the 1st day of each of the succeeding 35 months.

(b) Notwithstanding the foregoing, the Option shall vest and be exercisable in full immediately before the occurrence of a Change in Control of the Company.

(c) The vesting shall terminate upon the termination of the Optionee’s employment, except as provided in the employment agreement dated May 29, 2012.

3. Exercise of Option.  The vested portion of this Option shall be exercisable in whole or in part at any time or from time to time from June 1, 2012 to the extent that it is vested as follows:

(a)	Right to Exercise.
(i) This Option may not be exercised for a fraction of a share.

(ii) In no event may this Option be exercised after May 28, 2022.

(b)	Method of Exercise.
(i)
This Option shall be exercisable by execution and delivery of a form of exercise notice (which may be written or electronic, as determined by the Company) approved for such purpose by the Company which shall state Optionee's election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such Shares as may be required by the Company. The notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

(ii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the applicable laws, with such compliance determined by the Company in consultation with its legal counsel.

4. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:

(a) (i)cash or check;

(ii) cancellation of indebtedness;

(iii) if the Common Stock is listed on an exchange or market, delivery of a properly executed exercise notice together with irrevocable instructions to a broker participating in a cashless brokered exercise program to deliver promptly to the Company the amount required to pay the exercise price (and applicable withholding taxes) and in any event in accordance with applicable law;

(iv) delivery to the shares of Common Stock of the Company that are already owned by the Optionee (free and clear of any liens or encumbrances) valued at the fair market value on the date of exercise; or

(v)  such other method as may be approved by the Company.

(b) Delivery of shares of Common Stock or, a cashless or net exercise shall be a subsequent transaction approved as part of the original grant of the Option for purposes of the exemption under Rule 16b-3 of the Exchange Act.

5.  Withholding Taxes

(a) Cash Remittance

Whenever Shares of Common Stock are to be issued upon the exercise of a Option, the Company shall have the right to require the Optionee to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, attributable to such exercise, prior to the delivery of any certificate or certificates for such Shares.

(b) Stock Remittance

At the election of the Optionee, when Shares of Common Stock are to be issued upon the exercise, grant or vesting of the Option, the Optionee may tender to the Company a number of Shares of Common Stock having a fair market value at the tender date determined by the Company to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Optionee’s obligations under (a) above, if any.

(c) Stock Withholding

At the election of the Optionee, when Shares of Common Stock are to be issued upon the exercise, grant or vesting of the Option, the Company shall withhold a number of such Shares having a fair market value at the exercise date determined by the Company to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Optionee’s obligations under (a) above, if any.

(d) Section 16 Approval

With respect to the Optionee, a withholding or tender of Shares of Common Stock shall be a subsequent transaction approved as part of the Option for purposes of the exemption under Rule 16b-3 of the Exchange Act.

6.  Certain Adjustments

(a) Certain Increases or Decreases in Issued Shares

Subject to any required action by the shareholders of Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company or the payment of an extraordinary cash dividend, the number of Shares of Common Stock subject to the Option and the exercise price per share of Common Stock of the Option shall be adjusted as necessary to prevent the enlargement or dilution of rights under the Option.

(b) Certain Mergers

Subject to any required action by the shareholders of Company, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Company shall adjust the Option on the date of such merger or consolidation to the extent deemed appropriate by the Company so that it pertains to and applies to the securities which a holder of the number of shares of Common Stock subject to the Option would have received in such merger or consolidation.

(c) Certain Other Transactions

In the event of (i) a dissolution or liquidation of Company, (ii) a sale of all or substantially all of the Company’s assets), (iii) a merger, consolidation, reorganization or similar transaction (“Business Combination”) in which the Company is not the surviving corporation, (iv) a Business Combination in which the Company is the surviving corporation but the holders of Shares of Common Stock receive securities of another corporation and/or other property, including cash, or (v) a Business Combination that is a Change in Control, the Company shall, in its discretion, have the power to:

(i)  cancel, effective immediately prior to the occurrence of such event, the Option (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Optionee an amount in cash, for each share of Common Stock subject to the Option equal to the value, as determined by the Company in its discretion, of the Option, provided that such value shall be equal to the excess of (A) the value, as determined by the Company in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price;

(ii)  provide for the exchange of the Option (whether or not then exercisable or vested) for an award with respect to, as appropriate, some or all of the property which a holder of the number of Shares of Common Stock subject to the Option would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Company in its discretion in the exercise price, or the number of Shares or amount of property subject to the award or, if appropriate, provide for a cash payment to the Optionee was granted in partial consideration for the exchange of the Option; or

(iii) a combination of the foregoing

(d) Other Changes

In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in paragraphs (a), (b), or (c), the Company may, in its discretion make such adjustments in the number and class of shares subject the Option on the date on which such change occurs and in such other terms of the Option as the Company may consider appropriate.

7. Non-Transferability of Option. This Option may not be transferred in whole or in part in any manner otherwise than to family members or by will or by the laws of descent or distribution; provided that transfers described in Section A.1(a)(5) of the general instructions to Form S-8 or successor provision shall not be deemed transfers for value for purposes of this section. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

8.  Amendment.  (a) The Company may (i) accelerate the date on which the Option becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of the Option,  (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of the Option (iv) provide for the payment of dividends or dividend equivalents with respect to the Option; or (v) otherwise amend the Option in whole or in part from time-to-time as the Company determines, in its sole and absolute discretion, to be necessary or appropriate to conform the Option to, or otherwise satisfy any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without the approval or consent of the Optionee to the extent permitted by applicable law; provided, that the Company shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code.

(b) The Company and the Optionee or his successors or assigns may amend this agreement in writing.

9.  Registration of Shares acquired under the Option.    The Company will use commercially reasonable efforts to file and cause to become effective a Form S-8 or Form S-3 registration statement, if available to the Company, to register the sale of the Common Stock that may be acquired under the Option, and shall use commercially reasonable efforts to cause such registration statement not to misrepresent or omit a material fact, until (i) all such shares of Common Stock have become eligible for sale under Rule 144 under the Securities Act of 1933 or its successor provision  and (ii) all of the shares of Common Stock held by the Optionee or his transferees, as the case may be, and other persons whose sales of shares of Common Stock may be aggregated with sales of the shares of the Optionee or his transferees, as the case may be, own is less than 1% of the Company’s outstanding Common Stock.  Sales of Common Stock acquired pursuant to the Option shall be subject to compliance with applicable law and the Company’s insider trading policy.

 10.     Notices. Any notice given hereunder must be in writing and shall be deemed given when either personally delivered or placed in the United States mail by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties to whom such notice is being given at the following addresses:

As to the Company	Applied Minerals, Inc. 110 Greene St. New York, NY 10012

As to Optionee:	last address shown on the books of the Company

11. Capitalized Terms.  Capitalized terms not defined herein shall have the meaning ascribed to them in employment agreement between the Company and the Optionee.

12.  Entire Agreement. This Agreement contains the entire understanding and agreement by and between the parties hereto relating to the subject matter hereof and all prior or contemporaneous oral or written agreements or instruments are merged herein. No amendment to or modification of this Agreement shall be effective unless the same is in writing and signed by all parties hereto. No waiver by any party of any breach by the other of any provision of this Agreement shall be deemed to be a waiver of any other breaches thereof or the waiver of any such or other provision of this Agreement.

13.     Severability.  If any provision of this Agreement is declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect or impair the validity or enforceability of any other provisions of this Agreement or the remainder of this Agreement as a whole.

 14.  Applicable Law. The validity, construction, interpretation or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one agreement.

16.  No Rights as a Stockholder Until Exercise. Neither the Optionee nor, if applicable, his assignee or personal representative, shall be nor have any rights or privileges of a stockholder of the Company with respect to any Shares of the Company's Common Stock that may be acquired upon the exercise of the Option, in whole or in part, prior to the date upon which the Option is actually exercised for such Shares in accordance with the provisions hereof.

17.  Tax Treatment. The Option is not deemed to be an Incentive Stock Option and therefore does not qualify for special tax treatment under Section 422 of the Code.

18.  Change of Control. A “Change in Control” of the Company will occur upon the first to occur of following events:  (a) a sale (or other disposition, including by lease) of all or substantially all of the assets of the Dragon Mine, (b) a merger or consolidation of the Company or a subsidiary with any other corporation or entity, other than a merger or consolidation that would result in the majority of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation, (c) a change in the majority of the members of the Board to persons who were neither (x) nominated or appointed by the current Board nor (y) nominated or appointed by directors so nominated or appointed, (d) an acquisition by any individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity (each, a “Person”) or group of Persons (other than David A. Taft, IBS Capital LLC, The IBS Turnaround Fund, L.P., The IBS Turnaround Fund (QP), The IBS Opportunity Fund (BVI), Ltd., the Company, any Company subsidiary or any of their affiliates or related entities or any employee benefit plan of the Company) of the outstanding securities of the Company in a transaction or series of transactions, if immediately thereafter such acquiring Person or group has, or would have, beneficial ownership (as defined under either Rule 16a-1(a)(1) or Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of more than fifty percent (50%) of the combined equity interests or voting power of the Company,  (e) the consummation of a Rule 13e-3 transaction with respect to the Company, or (f) a Change of Control of the Manager as that term is defined in the agreement dated December 30, 2008 between the Company and Material Advisors LLC.  A reorganization of the Company into a master limited partnership may constitute a Change in Control of the Company if the above definition is met.

[Signature page follows]

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     IN WITNESS WHEREOF, the Company and Optionee have caused the execution of this Agreement as of May __, 2012, each intending to be legally bound hereby.

APPLIED MINERALS INC.
By:
	Name:	Andre Zeitoun
	Title:	Chief Executive Officer

Name:	Nat Krishnamurti

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